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                                     FORM OF

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of this __day of December, 1996, by and between DAOU Systems, Inc., a California corporation ("DAOU California"), and DAOU Systems, Inc., a Delaware corporation ("DAOU Delaware").


                                    RECITALS

     A. DAOU California is a corporation duly organized and existing under the laws of the State of California.

     B. DAOU Delaware is a corporation duly organized and existing under the laws of the State of Delaware.

     C. On the date of this Agreement, DAOU Delaware has authority to issue 56,603,430 shares, 50,000,000 of which are of Common Stock with a par value of $0.001 per share (the "DAOU Delaware Common Stock"), and 6,603,430 of which are Preferred Stock with a par value of $0.001 per share (the "DAOU Delaware Preferred Stock"), of which one hundred (100) shares of Common Stock are issued and outstanding and owned by DAOU California.

     D. On the date of this Agreement, DAOU California has authority to issue 25,000,000 shares, 15,000,000 of which are of Common Stock (the "DAOU California Common Stock"), and 10,000,000 of which are of Preferred Stock, including 1,821,191 shares of Series A Preferred Stock, (the "DAOU California Preferred Stock"), of which 4,750,000 shares of Common Stock and 1,142,857 shares of Series A Preferred Stock are issued and outstanding.

     E. Each of the respective Boards of Directors of DAOU Delaware and DAOU California has determined that, for the purpose of effecting the reincorporation of DAOU California in the State of Delaware, it is advisable and to the advantage of said two corporations and their shareholders that DAOU California merge with and into DAOU Delaware upon the terms and conditions herein provided.

     F. The respective Boards of Directors of DAOU Delaware and DAOU California, the shareholders of DAOU California and the sole stockholder of DAOU Delaware have adopted and approved this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, DAOU California and DAOU Delaware hereby agree to merge as follows:


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ARTICLE I.     MERGER

     1.1 THE MERGER. In accordance with the provisions of this Agreement, the General Corporation Law of the State of Delaware (the "Delaware Law") and the Corporations Code of the State of California (the "California Code"), DAOU California shall be merged with and into DAOU Delaware (the "Merger"), the separate existence of DAOU California shall cease, and DAOU Delaware shall be, and is herein sometimes referred to as, the "Surviving Corporation."

     1.2 EFFECTIVE TIME OF THE MERGER. Subject to the provisions herein, this Agreement, together with required related certificates, if any, shall be duly executed and filed in accordance with the Delaware Law and the California Code. The Merger shall become effective at the time of the filing of an executed counterpart of this Agreement and any other required certificates with the Delaware Secretary of State (the "Effective Time of the Merger").

     1.3 EFFECTS OF THE MERGER. At the Effective Time of the Merger, the separate existence of DAOU California shall cease and DAOU Delaware, as the Surviving Corporation, shall:

          (a) continue its corporate existence under the name of DAOU Systems, Inc.;

          (b) succeed, without other transfer, to all rights, titles, assets, powers and properties of DAOU California in the manner more fully set forth in
Section 259 of the Delaware Law;

          (c) continue to be subject to all of the debts, liabilities and obligations of DAOU Delaware as constituted immediately prior to the Effective Time of the Merger; and

          (d) succeed, without other transfer, to all of the debts, liabilities and obligations of DAOU California, including any obligations of DAOU California under employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date, in the same manner as if DAOU Delaware had itself incurred them, all as more fully provided under the applicable provisions of the Delaware Law and the California Code.


ARTICLE II.    CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

     2.1 CERTIFICATE OF INCORPORATION. At the Effective Time of the Merger, the Certificate of Incorporation of DAOU Delaware shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

     2.2 BYLAWS. The Bylaws of DAOU Delaware as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.


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     2.3  DIRECTORS AND OFFICERS.  At the Effective Time of the Merger, the
directors and officers of DAOU California shall become the directors and officers of DAOU Delaware and the members of each committee of the Board of Directors of DAOU California shall become the members of such committees of DAOU Delaware.


ARTICLE III.   EFFECT ON CAPITAL STOCK

     3.1 CONVERSION OF DAOU CALIFORNIA CAPITAL STOCK. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) each share of DAOU California Common Stock outstanding immediately prior thereto shall be changed and converted into 1.403 fully paid and nonassessable shares of DAOU Delaware Common Stock; and

          (b) each share of DAOU California's Series A Preferred Stock shall be changed and converted into 1.403 fully paid and nonassessable shares of DAOU Delaware Preferred Stock.

     3.2 CONVERSION OF DAOU CALIFORNIA STOCK OPTIONS. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, each outstanding option, warrant or other right to purchase shares of DAOU California Common Stock, including, but not limited to those options granted under the 1996 Stock Option Plan (the "Option Plan"), shall be converted into and become an option, warrant or right to purchase 1.403 shares of DAOU Delaware Common Stock at the exercise price of the DAOU California option, warrant or right divided by 1.403. A number of shares of DAOU Delaware Common Stock shall be reserved for purposes of such options, warrants and rights that is equal to the number of shares of DAOU California Common Stock so reserved immediately prior to the Effective Time of the Merger and multiplied by 1.403, and DAOU Delaware shall assume all obligations of DAOU California under agreements pertaining to such options, warrants and rights, including the Option Plan.

     3.3 CONVERSION OF DAOU DELAWARE COMMON STOCK. Forthwith upon the Effective Time of the Merger, the one hundred (100) shares of DAOU Delaware Common Stock presently issued and outstanding in the name of DAOU California shall be canceled and retired and shall resume the status of authorized and unissued shares of DAOU Delaware Common Stock, and no shares of DAOU Delaware Common Stock or other securities of DAOU Delaware shall be issued in respect thereof.

     3.4 FRACTIONAL SHARES. No fractional share which a DAOU Delaware stockholder would otherwise be entitled to receive by reason of the exchange of DAOU California stock for DAOU Delaware stock shall be issued. In the event of any fractional share to which a holder otherwise is entitled (determined on a certificate by certificate basis), DAOU Delaware shall round such fractional share to the closest whole integer and deliver to such holder one (1) whole share of DAOU Delaware Common Stock or Preferred Stock, as the case may be.
No cash shall be paid in lieu of any fractional share.

     3.5 STOCK CERTIFICATES. On and after the Effective Time of the Merger, all of the outstanding certificates which prior to that time represented shares of DAOU California stock shall


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be deemed for all purposes to evidence ownership of and to represent the shares of DAOU Delaware stock into which the shares of DAOU California stock have been converted as herein provided. In addition, on or after the Effective Time of the Merger, the records and books of DAOU California shall be deemed for all purposes to be the records and books of DAOU Delaware. The registered owner on the books and records of DAOU Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to DAOU Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of DAOU Delaware stock evidenced by such outstanding certificate as above provided.


ARTICLE IV.    ADDITIONAL COVENANTS

     4.1 COVENANTS OF DAOU DELAWARE. DAOU Delaware covenants and agrees that it shall, on or before the Effective Time of the Merger:

          (a) qualify to do business as a foreign corporation in the State of California and in all other states in which DAOU California is so qualified and in which the failure to so qualify would have a material adverse impact on the business or financial condition of the Surviving Corporation;

          (b) irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code and under applicable provisions of state law in other states in which qualification is required hereunder; and

          (c) file any and all documents with the California Franchise Tax Board necessary to the assumption by DAOU Delaware of all of the franchise tax liabilities of DAOU California.

     4.2 FURTHER ASSURANCES. From time to time, as and when required by DAOU Delaware or by its successors and assigns, there shall be executed and delivered on behalf of DAOU California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in DAOU Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of DAOU California, and otherwise to carry out the purposes of this Agreement and the officers and directors of DAOU Delaware are fully authorized in the name and on behalf of DAOU California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.


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ARTICLE V.     MISCELLANEOUS PROVISIONS

     5.1 AMENDMENT. Except for the terms of Article III of this Agreement, at any time before or after approval and adoption by the shareholders of DAOU California, this Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of DAOU Delaware and DAOU California to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Agreement.

     5.2 ABANDONMENT. At any time before the Effective Time of the Merger, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either DAOU California or DAOU Delaware or both, notwithstanding the prior approval of this Agreement by the sole stockholder of DAOU Delaware and by the shareholders of DAOU California.

     5.3 GOVERNING LAW. This Agreement shall in all respects be construed, interpreted and enforced in accordance with Delaware Law, so far as applicable, the merger provisions of the California Code.

     5.4 COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this Agreement, having first been duly approved by resolution of the Boards of Directors of DAOU California and DAOU Delaware, is hereby executed on behalf of each of said corporations by their respective officers thereunto duly authorized.


DAOU Systems, Inc.,                     DAOU Systems, Inc.,
a California Corporation                a Delaware Corporation





By:                                     By:
   -------------------------------         -------------------------------
     Daniel J. Daou, President               Daniel J. Daou, President


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                            CERTIFICATE OF SECRETARY
                                       OF
                               DAOU SYSTEMS, INC.,
                             A DELAWARE CORPORATION


     The undersigned, Fred McGee, the Secretary of DAOU Systems, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the Agreement and Plan of Merger to which this Certificate is attached was duly signed on behalf of the Corporation by its President under the corporate seal of the Corporation and was duly approved and adopted by written consent of the sole stockholder of the Corporation dated December __ 1996.

Dated: December __, 1996.



                                   --------------------------------------------
                                   Fred McGee, Secretary